CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS 2006 FINANCIAL RESULTS and CASH RESERVES

Palatine, IL, March 15, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced a net loss of $6.0 million or $0.08 per common share for calendar year 2006 compared to a net loss of $12.1 million or $0.18 per common share for calendar year 2005. For the quarter ended December 31, 2006 the Company had net income of $3.9 million with a loss of $0.04 per common share after special non-cash deemed dividends (as described below). This compares to a net loss of $7.1 million or $0.04 per common share for the same quarter in 2005.

The calendar year and quarter ending December 31, 2006 loss per common share includes non-cash benefits of $6.4 million for gains on common stock warrants and gains on fair value changes in conversion features relating to the Company's bridge loans maturing March 31, 2007 (the Bridge Loans). The loss per common share also reflects a $20.0 million non-cash deemed dividend resulting from modifications to the Company’s outstanding Bridge Loans. The Company’s consolidated balance sheet and statements of operation appear below. Detailed financial statements are included in the Company’s 2006 Form 10-K filed with the Securities and Exchange Commission.

Cash Reserves

As of March 1, 2007, the Company had cash and cash equivalents of approximately $492,000. The Company estimates its current cash reserves will fund operating activities through late March, 2007. To continue operating thereafter, the Company must raise additional financing or enter into collaboration agreements with third parties providing for cash payments to the Company. The Company is actively seeking new funding of approximately $10 to $15 million through a private offering of the Company’s securities. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(audited)
	at December 31
	2006	2005
Current Assets	$467	$444
Property, Plant and Equipment, net	1,145	1,341
Other Assets	7	7
Total Assets	$1,619	$1,792

Accrued Expenses	328	341
Stock Warrants	10,784	-
Debt, net	28,787	7,613
Stockholders' Deficit	(38,280)	(6,162)
Total Liabilities and Stockholders' Deficit	$1,619	$1,792

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(audited) Twelve Mths Ended 12/31		(unaudited) Three Mths Ended 12/31
Operating Costs	2006	2005	2006	2005
Research and Development	$5,172	$6,265	$997	$3,738
Marketing, General and Administrative	5,654	5,296	900	3,176
Loss from Operations	(10,826)	(11,561)	(1,897)	(6,914)

Other (Expense) Income
Interest Expense	(1,140)	(636)	(341)	(202)
Interest Income	18	36	4	6
Amortization of Debt Discount	(183)	-	(183)	-
Gain on Fair Value Change of Conversion Features	4,235	-	4,235	-
Gain on Fair Value Change of Common Stock Warrants	2,164	-	2,164	-
(Loss) Gain on Asset Disposals	(22)	81	(71)	(4)
Other	(213)	5	(10)	4
Total Other (Expense) Income	4,859	(514)	5,798	(196)

Net (Loss) Income	$(5,967)	$(12,075)	$3,900	$(7,110)

Basic and Diluted Loss Per Common Share Applicable to Common Stockholders	$(0.08)	$(0.18)	$(0.04)	$(0.04)
Weighted Average Number of Outstanding Common Shares	344,959	66,799	348,643	196,149